Exhibit 99.1
Sable Offshore Corp. Reports Second Quarter 2025 Operational and Financial Results

Houston, August 12, 2025 – Sable Offshore Corp. (“Sable,” or the “Company”)(NYSE: SOC) today announced its second quarter 2025 operational and financial results.

Second Quarter 2025 Operational Highlights
•On May 19, 2025, the Company announced that as of May 15, 2025, it had restarted production at the Santa Ynez Unit (“SYU”) and begun flowing oil production to Las Flores Canyon.
•Additionally, on May 19, 2025 the Company announced that it completed its anomaly repair program on the Las Flores Pipeline System (the “Onshore Pipeline”) as specified by the Consent Decree, the governing document for the restart and operations of the Onshore Pipeline.
•On May 28, 2025 Sable announced that it successfully completed hydrotests of all segments of the Onshore Pipeline, satisfying the final operational condition for the restart of the Onshore Pipeline as outlined in the Consent Decree.
•Sable flowed approximately 130,000 barrels of oil from Platform Harmony into storage at Las Flores Canyon during Q2 2025. Subsequently, Sable flowed an additional ~220,000 barrels of oil into storage at Las Flores Canyon as of August 8, 2025. SYU wells on Platform Harmony continue to produce in line with previously disclosed production rates.
Second Quarter 2025 Financial Highlights
•On May 23, 2025 the Company announced the closing of an upsized underwritten public offering of 10,000,000 shares of Common Stock at the public offering price of $29.50 per share, providing $282.6 million of proceeds, net of fees and expenses.
•Reported a net loss of $128.1 million, primarily attributable to production restart related operating expenses and non-cash interest expense, partially offset by a non-cash gain in the fair value of warrant liabilities.
•Ended the quarter with 99,482,250 shares of Common Stock outstanding.
•Concluded the quarter with short-term outstanding debt of $875.6 million, inclusive of paid-in-kind interest, additional principal incurred from the debt amendment, and debt issuance costs.
•Ended the quarter with cash and cash equivalents balance of $247.1 million, exclusive of restricted cash balance of $35.6 million.
Updated Guidance
•Sable expects to recommence oil sales upon restart of the Onshore Pipeline in September 2025.
About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.
Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence sales from the SYU assets and the cost and time required

Exhibit 99.1
therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Disclaimers
The SYU assets discussed in this press release have not sold commercial quantities of hydrocarbons since such SYU assets were shut in during June of 2015 when the only Onshore Pipeline transporting hydrocarbons produced from such SYU assets to market ceased transportation. There can be no assurance that the necessary approvals will be obtained that would allow the Onshore Pipeline to recommence transportation and allow the SYU assets to recommence sales.

Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111